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                                                                EXHIBIT (A)(19)

[COMPANY LOGO]


FOR IMMEDIATE RELEASE
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Contacts:
ArmandoYanes
CANTV
011-58-212-500-4739

Paul Caminiti/Hugh Burns/Jonathan Gasthalter
Citigate Sard Verbinnen
(212) 687-8080

                 VENEZUELAN NATIONAL SECURITIES COMMISSION (CNV)
                           AUTHORIZES CANTV REPURCHASE

                    Third Share Repurchase to Begin Next Week

Caracas, Venezuela and New York, New York - October 19, 2001 - Compania Anonima Nacional Telefonos de Venezuela (CANTV) (Caracas: TDV; NYSE: VNT) today announced that the Venezuelan National Security Commission (CNV) has authorized CANTV to proceed with its proposal to repurchase 15% of the Company's outstanding capital stock at a price of U.S. $30.00 per American Depositary Share (ADS) (each ADS representing seven Class D shares of the Company's common stock) or approximately $4.29 per Class D share. CANTV expects to launch a tender offer in the United States and a tender offer in Venezuela next week. The offers are subject to approval by shareholders at a special shareholder meeting to be held on October 24, 2001. It is expected that the offers will expire on November 23, 2001.

         In addition, the CNV issued an order which effectively requires the AES Corporation to extend its outstanding tender offer to acquire CANTV shares and ADSs to expire at the same time as CANTV's offer on November 23, 2001. Further, at a news conference today, the CNV spoke favorably regarding the planned purchases of Class C shares of CANTV by two employee trusts following the conclusion of CANTV's share repurchase program, but ordered that no action be taken to implement any purchases of Class C shares pending the completion of the CANTV offer and any competing offer.

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The CNV also ordered that Class C shares held by the employee trusts not be voted while such shares are held by such trusts.

     The CNV also announced that it will require VenWorld, a controlling shareholder of CANTV, to participate on a pro-rata basis in the proposed CANTV repurchase so that its interest in CANTV will not increase as a result of the repurchase program.

     The repurchase program is being offered by CANTV together with a proposed extraordinary dividend, in the amount of approximately 520 Bolivars per share, equivalent to approximately U.S. $4.89 per ADS at current exchange rates, representing an estimated aggregate dividend of approximately U.S. $550 million based on the number of shares expected to be outstanding following the consummation of the planned self tender. The extraordinary dividend is subject to shareholder approval and will be payable in two installments, one of 284 Bolivars per share payable on December 10, 2001, and the second of 236 Bolivars per share payable on March 19, 2002.

IMPORTANT INFORMATION

YOU SHOULD READ CANTV'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHEN IT IS FILED WITH THE SEC BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE SOLICITATION/RECOMMENDATION STATEMENT, AND ANY OTHER FILINGS WITH THE SEC CONTAINING INFORMATION ABOUT CANTV, WITHOUT CHARGE, AT THE SEC'S INTERNET SITE (HTTP://WWW.SEC.GOV). COPIES OF ANY FILINGS CONTAINING INFORMATION ABOUT CANTV CAN ALSO BE OBTAINED, WITHOUT CHARGE, BY DIRECTING A REQUEST TO COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA, AVENIDA LIBERTADOR, CENTRO NACIONAL DE TELECOMINICACIONES, NUEVO EDIFICIO ADMINISTRATIVO, PISO.1, APARTADO POSTAL 1226, CARACAS, VENEZUELA 1010,
ATTENTION: INVESTOR RELATIONS.

About CANTV

CANTV is a full service telecommunications provider in Venezuela with 2.6 million access lines in service, 1.9 million cellular subscribers and 303,000 Internet users as of June 30, 2001. CANTV was privatized in December 1991 when VenWorld Telecom, C.A., a consortium led by GTE Corporation (currently Verizon Communications Inc.), originally acquired 40% of CANTV's equity share capital, as well as operating control, from the Venezuelan Government.

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